Exhibit 99.1
PRGX GLOBAL, INC.
SECOND QUARTER 2010 FINANCIAL RESULTS
Operating Highlights
•	Third straight quarter of consolidated revenue growth year-over-year

•	Important recovery audit wins at two top-ten global retailers

•	Further expansion of the sales team to promote growth

•	Expanded services already receiving positive client reaction; integration of the Etesius acquisition is well underway
ATLANTA, July 26, 2010 — PRGX Global, Inc. (Nasdaq:PRGX), the world’s leader in recovery auditing and the pioneer in profit discovery services, today announced its unaudited financial results for the second quarter ended June 30, 2010.
“Our financial results for the quarter reflect the positive reaction we are seeing from the marketplace as we implement our growth strategy. We are experiencing initial success from our improved sales and marketing efforts and the expansion of our lines of service. Over the last two quarters, we have shown the ability to ‘fill the hole’ in our historical revenue trend; and today we are proud to announce that we have done it again. For the second quarter of 2010, revenue again increased year-over-year and we reported a net profit. Converting these successes into a sustainable trend will require intense focus on the execution of our strategy going forward,” said Romil Bahl, president and chief executive officer.
“The cornerstone of our strategy, our integrated value proposition of ‘Audit, Analytics, and Advice’ focusing on long-term client value, is already having an impact in the marketplace. As evidence of this impact, our Americas team delivered the Company’s largest win in almost a decade. In addition, our European team also secured its largest win in several years. In both cases it was the combination of our analytics and advisory services together with recovery audit that was the key differentiator. Many clients today are looking for more than just recoveries; they are looking for partners who can help find the insights that improve purchasing decisions and drive process improvement to reduce costs. We believe this trend will only strengthen as clients expect more from their recovery audit partners,” continued Mr. Bahl.
Discussion of Consolidated Results for Three Months Ended June 30, 2010:
Consolidated revenue for the 2010 second quarter amounted to $45.5 million, reflecting a slight increase from the second quarter of 2009. After adjustment for changes in foreign exchange rates, consolidated second quarter revenues in 2010 and 2009 were essentially the same. Consolidated revenue for the 2010 second quarter increased by $4.2 million, or 10.1%, compared to the first quarter of 2010.
Total cost of revenues amounted to $31.4 million in the 2010 second quarter compared to $28.3 million in the same prior year period. The increase in cost of revenues reflects the additional investments the Company is making in its previously announced growth strategies, particularly in healthcare.
SG&A for the 2010 second quarter was $13.2 million compared to the prior year’s amount of $10.8 million. SG&A includes the impact of foreign currency exchange rates on intercompany balances, including losses of $1.1 million for the 2010 second quarter and gains of $1.7 million for the 2009 second quarter.
Net earnings for the 2010 second quarter were $0.03 million, or $0.00 per basic and diluted share, compared to net earnings of $5.0 million, or $0.22 per basic and $0.21 diluted share for the same period in 2009. The second quarter 2010 net earnings included a charge of $1.1 million related to stock-based compensation and the $1.1 million of foreign currency losses on intercompany balances. The second quarter 2009 net earnings included a $1.0 million charge for stock-based compensation, a $0.7 million charge related to a previously reported litigation settlement, and $1.7 million of foreign currency gains on intercompany balances.
Adjusted EBITDA for the 2010 second quarter was $5.4 million compared to $7.7 million of adjusted EBITDA for the same period in 2009. The 2010 second quarter adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the charge of $1.1 million related to stock-based compensation, the $1.1 million of foreign currency losses on intercompany balances and $0.1 million for acquisition obligations classified as compensation. The comparable adjusted EBITDA amount for the second quarter of 2009 excludes from EBITDA for such period the $1.0 million charge for stock-based compensation, the $0.7 million charge related to the previously reported litigation settlement and the $1.7 million of foreign currency gains on intercompany balances. (Schedule 3 attached to this press release provides a reconciliation of net earnings (loss) to each of EBITDA and adjusted EBITDA).
“The long-term focus of our strategy is to expand into new services as well as enter new markets that offer a large number of potential clients and include industry transaction characteristics that result in a high demand for our services — high volumes and high complexity. As we invest in our growth strategy, the biggest investments are in recovery audit, our core business. We have re-established a sales force in the Americas, which is already having an impact. This includes rebuilding relationships with certain non-retail, or “commercial” clients, which the Company had largely exited several years ago in an attempt to concentrate on more profitable clients. We believe we can now serve these clients profitably through enhanced auditing methods, improved technology, and by expanding these client relationships with our broader range of services,” said Mr. Bahl.
“As an update on our initiative in the health care industry, we continue to effectively deliver on our role as a subcontractor in three of the four regions in the national Medicare Recovery Audit Contractor program. While small amounts of revenue are being generated from automated audits, we are ramping up our staff to handle the complex audits that are expected to provide the bulk of the revenue from our RAC subcontracts. We plan to capitalize on our Medicare experience by also marketing our recovery audit services to private payers,” continued Mr. Bahl.
“We have effectively integrated our Etesius acquisition and are actively going to market with Business Analytics services, both independently and as a complement to our Audit and Advisory services. Clients and prospects are welcoming the potential to unlock knowledge through data delivered by our

Business Analytics services, and we are developing plans to expand this largely European-based business into a meaningful presence in the Americas.” Similarly, our Advisory Services practice continues its year-over-year growth, successfully selling and delivering our expanded client value proposition, again both as a stand-alone service area helping client senior executives improve their operating margins and profits, and as a complement to Recovery Audit and Business Analytics,” continued Mr. Bahl.
“Overall, we have delivered solid results in a marketplace and an environment that continues to be negatively impacted by the economy. Our international operations continue to provide growth in our core business, and we have made steady progress towards our transformation agenda, validating our strategic direction and demonstrating our ability to grow revenues,” concluded Mr. Bahl.
Discussion of Segment Results for Three Months Ended June 30, 2010:
Recovery Audit Services — Americas revenues for the 2010 second quarter were $29.9 million compared to the prior year’s second quarter revenues of $32.1 million, a decrease of 6.9%. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services — Americas revenues decreased by 9.2% compared to 2009. Gross margin was significantly impacted by investments we are making in our growth strategies. Significant amounts of the non-capitalizable portions of these costs are being absorbed within the Americas segment cost of revenues.
Recovery Audit Services — Europe Asia/Pacific revenues for the 2010 second quarter were $13.0 million compared to $12.0 million in the prior year’s quarter, an increase of 8.4%. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services — Europe Asia/Pacific second quarter 2010 revenues increased by 14.1% compared to 2009.
New Services revenues for the 2010 second quarter were $2.7 million compared to the prior year’s second quarter revenues of $1.5 million, an increase of 84.8%. New Services revenues in both the 2010 and 2009 second quarters were primarily derived from financial advisory services.
Corporate Support SG&A in the 2010 second quarter was $4.4 million compared to $5.7 million for the prior year’s second quarter. The higher prior year amount is attributable to the previously mentioned litigation settlement, professional fees related to the settlement and severance charges.
Discussion of Consolidated Results for Six Months Ended June 30, 2010:
Total revenue for the six months ended June 30, 2010 increased 2.5% to $86.8 million, compared to $84.7 million for the same period in 2009. After adjusting for changes in foreign exchange rates, 2010 first half revenues decreased slightly (0.2%) compared to the first half of 2009.
Cost of revenues in the first half of 2010 amounted to $61.3 million compared to the 2009 first half amount of $54.7 million; this increase again being attributable to the Company’s investments in growth initiatives.
SG&A for the six months ended June 30, 2010 was $25.9 million compared to the prior year’s amount of $20.5 million. SG&A for the six months ended June 30, 2010 includes foreign currency losses on intercompany balances of $1.7 million, compared to gains of $1.1 million for the same period in 2009.

Net loss for the six months ended June 30, 2010 was $3.4 million, or $0.14 per basic and diluted share, compared to net earnings of $6.9 million, or $0.31 per basic and $0.30 per diluted share for the same period in 2009. The six months ended June 30, 2010 net loss included a charge of $1.9 million related to stock-based compensation and $1.7 million of foreign currency losses on intercompany balances. The six months ended June 30, 2009 net earnings included the $1.0 million charge for stock-based compensation, the $0.7 million litigation settlement and the $1.1 million of foreign currency gains on intercompany balances.
Adjusted EBITDA for the six months ended June 30, 2010 was $7.8 million compared to $12.8 million of adjusted EBITDA for the same period in 2009. The six months ended June 30, 2010 adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the charge of $1.9 million related to stock-based compensation, the $1.7 million of foreign currency losses on intercompany balances and $0.2 million for acquisition obligations classified as compensation. The comparable adjusted EBITDA amount for the same period in 2009 excludes from EBITDA for such period the $1.0 million charge for stock-based compensation, the $0.7 million litigation settlement charge and the $1.1 million of foreign currency gains on intercompany balances. (Schedule 3 attached to this press release provides a reconciliation of net earnings (loss) to each of EBITDA and adjusted EBITDA).
Second Quarter Earnings Call
As previously announced, management will hold a conference call tomorrow morning at 8:30 AM (Eastern Time) to discuss the Company’s second quarter 2010 financial results. To access the conference call, listeners in the U.S. and Canada should dial 800-322-5044 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial 617-614-4927. To be admitted to the call, listeners should use passcode 63245132. A replay of the call will be available approximately two hours after the conclusion of the live call, extending through August 27, 2010. To directly access the replay, dial 888-286-8010 (U.S. and Canada) or 617-801-6888 (outside the U.S. and Canada). The passcode for the replay is 22189439.
This teleconference will also be audiocast on the Internet at www.prgx.com (click on “Audio Archives” under “Investors”). A replay of the audiocast will be available at the same location on www.prgx.com beginning approximately two hours after the conclusion of the live audiocast, extending through August 27, 2010. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/windows/mediaplayer.
About PRGX Global, Inc.
Headquartered in Atlanta, PRGX Global, Inc. is the world’s leading provider of recovery audit services. With more than 1,300 employees, the Company operates and serves clients in more than 30 countries and provides its services to over 70% of the top 50 global retailers. PRGX is also pioneering profit discovery, a unique combination of audit, analytics and advisory services that improves client financial performance. Beyond its core retail practice, PRGX is actively pursuing initiatives to expand into new markets, most notably healthcare. For additional information, please visit PRGX at www.prgx.com.

Non-GAAP Financial Measures
EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net earnings to each of EBITDA and adjusted EBITDA.
Forward Looking Statements
In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s financial condition and revenue growth, the success from its increased sales and marketing efforts and expansion of its service lines, the success of its growth strategies and expansion into new markets, including anticipated opportunities in the healthcare industry, and the successful integration of its acquisitions. Such forward looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenues that do not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenues from its core accounts payable services, changes in the market for the Company’s services, the Company’s ability to retain existing personnel, potential legislative and regulatory changes applicable to the Medicare recovery audit contractor program, the Company’s ability to integrate recent and future acquisitions, uncertainty in the credit markets, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 29, 2010. The Company disclaims any obligation or duty to update or modify these forward-looking statements.
Contact: PRGX Global, Inc.
Robert Lee
770-779-6464

SCHEDULE 1
PRGX Global, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Revenues	$45,507	$45,471	$86,836	$84,723
Cost of revenues	31,363	28,328	61,271	54,741

Gross margin	14,144	17,143	25,565	29,982

Selling, general and administrative expenses	13,211	10,773	25,866	20,496

Operating income (loss)	933	6,370	(301)	9,486

Interest expense, net	271	727	2,036	1,426

Earnings (loss) before income taxes	662	5,643	(2,337)	8,060

Income taxes	627	618	1,063	1,162

Net earnings (loss)	$35	$5,025	$(3,400)	$6,898

Basic earnings (loss) per common share	$0.00	$0.22	$(0.14)	$0.31

Diluted earnings (loss) per common share	$0.00	$0.21	$(0.14)	$0.30

Weighted average common shares outstanding:
Basic	23,624	22,641	23,575	22,395

Diluted	23,806	23,382	23,575	23,260

SCHEDULE 2
PRGX Global, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$22,309	$33,026
Restricted cash	170	256
Receivables:
Contract receivables	29,506	32,515
Employee advances and miscellaneous receivables	685	276

Total receivables	30,191	32,791

Prepaid expenses and other current assets	2,888	2,335

Total current assets	55,558	68,408

Property and equipment, net	14,691	10,003
Goodwill	4,600	4,600
Intangible assets, net	23,170	24,104
Other assets	2,177	3,398

Total assets	$100,196	$110,513

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portions of debt obligations	$3,089	$3,260
Accounts payable and accrued expenses	13,165	15,707
Accrued payroll and related expenses	15,857	19,884
Refund liabilities and deferred revenue	8,873	8,383
Acquisition obligations	1,571	2,695

Total current liabilities	42,555	49,929

Debt obligations	10,500	11,070
Deferred income taxes	358	—
Noncurrent compensation obligations	123	978
Other long-term liabilities	6,682	7,097

Total liabilities	60,218	69,074

Shareholders’ equity:
Common stock	239	233
Additional paid-in capital	564,211	562,563
Accumulated deficit	(528,061)	(524,661)
Accumulated other comprehensive income	3,589	3,304

Total shareholders’ equity	39,978	41,439

Total liabilities and shareholders’ equity	$100,196	$110,513

SCHEDULE 3
PRGX Global, Inc. and Subsidiaries
Reconciliation of Net Earnings to EBITDA and Adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Reconciliation of net earnings (loss) to EBITDA and to adjusted EBITDA:

Net earnings (loss)	$35	$5,025	$(3,400)	$6,898

Adjust for:
Income taxes	627	618	1,063	1,162
Interest expense, net	271	727	2,036	1,426
Depreciation and amortization	2,201	1,417	4,312	2,708

EBITDA	3,134	7,787	4,011	12,194

Foreign currency (gain) losses on intercompany balances	1,091	(1,679)	1,712	(1,074)
Litigation settlement	—	650	—	650
Acquisition obligations classified as compensation	106	—	158	—
Stock-based compensation	1,058	989	1,876	1,004

Adjusted EBITDA	$5,389	$7,747	$7,757	$12,774

EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4
PRGX Global, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Cash flows from operating activities:

Net earnings (loss)	$35	$5,025	$(3,400)	$6,898
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,201	1,417	4,312	2,708
Amortization of deferred debt costs	41	197	1,451	394
Stock-based compensation expense	1,058	989	1,876	1,004
(Increase) decrease in receivables	(975)	(688)	2,446	6,071
Increase (decrease) in accounts payable, accrued payroll and other accrued expenses	2,617	18	(4,670)	(10,357)
Other, primarily changes in assets and liabilities	(1,844)	(1,866)	(2,349)	(1,258)

Net cash provided by (used in) operating activities	3,133	5,092	(334)	5,460

Cash flows used in investing activities:
Business acquisitions	—	—	(3,841)	—
Purchases of property and equipment, net of disposals	(2,521)	(664)	(3,978)	(1,409)

Net cash used in investing activities	(2,521)	(664)	(7,819)	(1,409)

Net cash used in financing activities	(1,111)	(1,327)	(1,561)	(2,899)

Effect of exchange rates on cash and cash equivalents	(699)	922	(1,003)	642

Net increase (decrease) in cash and cash equivalents	(1,198)	4,023	(10,717)	1,794

Cash and cash equivalents at beginning of period	23,507	24,459	33,026	26,688

Cash and cash equivalents at end of period	$22,309	$28,482	$22,309	$28,482

SCHEDULE 5
PRGX Global, Inc. and Subsidiaries
Results by Operating Segment *
(Amounts in thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2010	2009	Change	2010	2009	Change
Revenues
Recovery Audit Services — Americas	$29,870	$32,070	$(2,200)	$54,843	$60,211	$(5,368)
Recovery Audit Services — Europe/Asia-Pacific	12,957	11,951	1,006	27,695	21,959	5,736
New Services	2,680	1,450	1,230	4,298	2,553	1,745

Total	$45,507	$45,471	$36	$86,836	$84,723	$2,113

Cost of revenues
Recovery Audit Services — Americas	$17,599	$17,070	$(529)	$33,731	$33,827	$96
Recovery Audit Services — Europe/Asia-Pacific	10,192	9,375	(817)	21,460	17,376	(4,084)
New Services	3,572	1,883	(1,689)	6,080	3,538	(2,542)

Total	$31,363	$28,328	$(3,035)	$61,271	$54,741	$(6,530)

Selling, general and administrative expenses
Recovery Audit Services — Americas	$5,532	$4,538	$(994)	$10,598	$7,841	$(2,757)
Recovery Audit Services — Europe/Asia-Pacific	2,307	204	(2,103)	4,666	2,523	(2,143)
New Services	1,020	363	(657)	1,661	670	(991)
Corporate	4,352	5,668	1,316	8,941	9,462	521

Total	$13,211	$10,773	$(2,438)	$25,866	$20,496	$(5,370)

Operating income (loss)
Recovery Audit Services — Americas	$6,739	$10,462	$(3,723)	$10,514	$18,543	$(8,029)
Recovery Audit Services — Europe/Asia-Pacific	458	2,372	(1,914)	1,569	2,060	(491)
New Services	(1,912)	(796)	(1,116)	(3,443)	(1,655)	(1,788)
Corporate	(4,352)	(5,668)	1,316	(8,941)	(9,462)	521

Total	$933	$6,370	$(5,437)	$(301)	$9,486	$(9,787)

Adjusted EBITDA
Recovery Audit Services — Americas	$8,293	$11,321	$(3,028)	$13,543	$20,581	$(7,038)
Recovery Audit Services — Europe/Asia-Pacific	1,976	1,080	896	4,170	1,438	2,732
New Services	(1,586)	(625)	(961)	(2,891)	(1,437)	(1,454)
Corporate	(3,294)	(4,029)	735	(7,065)	(7,808)	743

Total	$5,389	$7,747	$(2,358)	$7,757	$12,774	$(5,017)

*	The Recovery Audit Services — Americas segment represents recovery audit services, excluding New Services, provided in the United States, Canada and Latin America. The Recovery Audit Services — Europe/Asia-Pacific segment represents recovery audit services provided in Europe, Asia and the Pacific region. The New Services segment represents services provided to healthcare organizations (including recovery audit services), financial advisory services and business analytics services.